United States
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                    Form 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES
                             EXCHANGE ACT OF 1934.


                                      Commission File Number:
                                                          --------------

                         JADE ENTERTAINMENT GROUP, INC.
      ______________________________________________________________________
               (Exact name of registrant as specified in its charter)



      95 BROADHOLLOW RD. SUITE 101, MELVILLE NEW YORK 11747 (631)385-0007
      ______________________________________________________________________
           (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $0.0001 par value
      ______________________________________________________________________
             (Title of each class of securities covered by this Form)


       ______________________________________________________________________
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ X]              Rule 12h-3(b)(1)(i)  [  ]
         Rule 12g-4(a)(1)(ii) [  ]              Rule 12h-3(b)(1)(ii) [  ]
         Rule 12g-4(a)(2)(i)  [  ]              Rule 12h-3(b)(2)(i)  [  ]
         Rule 12g-4(a)(2)(ii) [  ]              Rule 12h-3(b)(2)(ii) [  ]
                                                Rule 15d-6 --------  [  ]


Approximate number of holders of record as of the certification or notice date: forty-nine (49)


Pursuant to the requirements of the Securities Exchange Act of 1934 Jade Entertainment Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: 08/12/2003              BY:/s/Tim Schmidt
     ----------------------      ----------------------------
                                 Tim Schmidt
                                 President and Chief Executive Officer